Exhibit 99.2

GTSI Reaches an Agreement with Lenders

Announces Restatement and 2005 Annual Report Filing

Extension

Chantilly, Virginia, March 16, 2006 – GTSI Corp. (NASDAQ: GTSI), a leading information technology solutions provider to the government market, today announced that it has entered into an agreement with its credit facility lenders to continue providing GTSI access to the credit facility, as amended by the agreement, until May 31, 2006.  Under the agreement, the lenders will forbear from exercising their rights and remedies against GTSI in respect of certain existing credit facility defaults and continue to make advances under the credit facility until May 31, 2006, unless GTSI is in breach of the agreement at an earlier date.  GTSI is currently in negotiations with several leading financial institutions seeking to secure long-term financing. While there is no assurance, the Company expects to secure alternative financing to replace its existing credit facility.

The Company previously announced on December 30, 2005 that it expected to realize an impairment charge for obsolete and excess inventory between $4 million and $6 million for 2005.  Currently, the Company expects a total reduction to inventory in the amount of approximately $5.6 million to properly reflect inventory values.  Of this adjustment, approximately $1.6 million is applicable to the quarter ended June 30, 2005, $0.4 million is applicable to the quarter ended September 30, 2005, and the $3.6 million balance is applicable to the quarter ended December 31, 2005. These reductions to the cost basis of inventory have a corresponding increase in the cost of sales for the related periods, thereby reducing net income.

As a result of testing of the internal controls over financial reporting and the year-end closing process, the Company’s unaudited consolidated financial statements included in the Company’s reports on Form 10-Q for the quarters ended June 30, 2005 (as amended) and September 30, 2005, should no longer be relied upon because of the reduction in the cost basis of inventory mentioned above, and certain other issues. The previously issued unaudited consolidated financial statements and other financial information for the quarterly periods ended June 30, 2005 and September 30, 2005 will be restated in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

Due to the prior period adjustments and continued consideration of other accounting issues, GTSI has filed a Form12b-25 with the Securities and Exchange Commission to extend until March 31, 2006 the filing date for GTSI’s Annual Report on Form 10-K for 2005.  The Company anticipates reporting a significant change in its 2005 results of operation from the $10.3 million net income reported in 2004. As of September 30, 2005, the Company reported net losses of $8.7 million and expects an additional significant net loss during the fourth quarter, ending December 30, 2005.

About GTSI Corp.

GTSI Corp. is the leading information technology solutions provider; combining best of breed products and services to produce solutions that meet government’s evolving needs. For more than two decades, GTSI has focused exclusively on Federal, State, and Local government customers worldwide, offering a broad range of products and services, an extensive contract portfolio, flexible financing options, global integration and worldwide distribution. GTSI’s Lines of Business incorporate certified experts and deliver exceptional solutions to support government’s critical transformation efforts.  Additionally, GTSI focuses on systems integrators on behalf of government programs. GTSI is headquartered in Northern Virginia, outside of Washington, D.C. Further information about the Company is available at www.GTSI.com/About.

GTSI Contact:

Paul Liberty

703.502.2540

paul.liberty@gtsi.com

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